Exhibit 99.1

Silvergate Capital Corporation
Business Update Call
Thursday, January 5, 2023 at 8:00 a.m. Eastern

CORPORATE PARTICIPANTS
Hunter Stenback - Investor Relations
Alan Lane - Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - President

PRESENTATION

Operator
Hello, everyone, and welcome to the Silvergate Capital Corporate Business Update Call. My name is Emily, and I'll be coordinating your call today.
(Operator Instructions)

I'll now turn the call over to our host, Hunter Stenback, Investor Relations at Silvergate Capital. Please go ahead, Hunter.

Hunter Stenback
Good morning, and thank you for joining us today to discuss Silvergate's business update and select preliminary and unaudited fourth quarter 2022 financial metrics. These metrics are subject to change in connection with conducting and completing normal closing procedures and an audit for the year ended December 31, 2022.
With me here today are Chief Executive Officer Alan Lane; Chief Financial Officer Tony Martino; and President Ben Reynolds. Alan will kick off the call with a few prepared remarks, and then we will dive into your questions.
As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on January 19, 2023. Access to the replay is also available on the Investor Relations section of our website.
Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about management's future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.
Now I would like to turn the call over to Alan.

Alan Lane
Thank you, Hunter, and thank you, everyone, for joining today. Our main goal for this call is to answer your questions. But before we do, I wanted to take a moment to provide a few brief comments. As you know, the digital asset industry has undergone a transformational shift with the potential for further evolution still to come. Significant over-leverage in the industry has led to several high-profile bankruptcies and sparked a crisis of confidence across the entire digital asset ecosystem. As a result, many industry participants have shifted to a risk-off position across digital asset trading platforms.
Our first priority has been supporting our customers through this challenging period. The Silvergate Exchange Network, or SEN, continues to operate 24 hours a day, 7 days a week, and serves as critical market infrastructure for the digital asset industry. We have seen average daily volume on the SEN of $1.3 billion during the fourth quarter of 2022, which compares to average daily volume of $1.2 billion in the third quarter of 2022. Meanwhile, SEN Leverage, our bitcoin collateralized lending product, has continued to perform as expected, with zero losses and no forced liquidations to date.
In light of recent industry dynamics, including customers moving to a risk-off position across digital asset trading platforms, total deposits from digital asset customers declined to $3.8 billion at December 31, 2022, compared to $11.9 billion at September 30, 2022. We saw a high of $11.9 billion and a low of $3.5 billion during the fourth quarter. As of December 31, 2022, approximately $150 million of Silvergate's deposits were from customers that have filed for bankruptcy.
Importantly, deposits with Silvergate have been and continue to be safely held. As of December 31, 2022, Silvergate held total cash and cash equivalents of approximately $4.6 billion, which is in excess of deposits from digital asset customers. Overall, our business is designed to accommodate deposit inflows and outflows under a range of market conditions. And because we maintain a cash position in excess of our digital asset-related deposits, our customers know they can access 100% of their deposits.
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

In response to the rapid changes in the digital asset industry during the fourth quarter, we took commensurate steps to ensure that we were maintaining cash liquidity in order to satisfy potential deposit outflows. As customers began to withdraw deposits during the quarter, we utilized wholesale funding to satisfy outflows. Subsequently, in order to accommodate sustained lower deposit levels and maintain our highly liquid balance sheet, Silvergate sold debt securities for cash proceeds.
We sold $5.2 billion of debt securities during the fourth quarter of 2022, resulting in a loss on the sale of securities and related derivatives of $718 million. This sale included available-for-sale securities as well as certain securities that were previously identified as held-to-maturity. At December 31, 2022, the company held $5.6 billion of total debt securities at fair value, all of which are U.S. government or agency-backed and available for sale, and which include unrealized losses of approximately $0.3 billion.
The company anticipates selling a portion of these securities in early 2023 to reduce wholesale borrowings, which will result in recognition of a fourth quarter impairment charge related to the unrealized loss on those securities expected to be sold. As we always have, we will continue to evaluate our balance sheet and liquidity management needs, which will depend on deposit flows and customer behavior.
Now I would like to take a moment to outline our go-forward strategy. As we prepare for a sustained period of lower deposit levels, we are taking several decisive actions to ensure our business is resilient, including recalibrating our expense base and evaluating our product portfolio and customer relationships going forward. First, we have made the difficult decision to reduce our workforce by approximately 200 people or 40%. Throughout 2022, we increased employee headcount at a rapid rate in an effort to keep up with our growing business and to serve our customers effectively. It has since become clear that we need to manage expenses in order to account for the economic realities facing our business and the industry today. We estimate aggregate costs associated with the reduction in force of approximately $8 million and expect the majority of these charges to be incurred in the first quarter of 2023.
This is a difficult moment and I'd like to extend my sincere gratitude to those impacted for their contributions to Silvergate. We are committed to providing severance and job assistance resources for all those affected by the reduction in force.
Second, we are focusing our strategy to provide the most value-added solutions for our core digital asset customers. Over the coming weeks, we will be streamlining our product portfolio to reduce complexity while ensuring our institutional clients have the tools they need to continue operating efficiently. In line with this approach, we exited our mortgage warehouse lending product in the fourth quarter of 2022, incurring a restructuring charge of approximately $4 million, primarily related to severance and employee benefits.
Finally, after performing an impairment analysis of our intangible assets, we took an impairment charge of $196 million in the fourth quarter of 2022 related to developed technology assets purchased from the Diem Group. Given the significant changes in the digital asset industry landscape, this charge reflects our belief that our launch of a blockchain-based payment solution is no longer imminent. We remain committed to seeking opportunities to realize value for these technology assets.
Before we open the line for questions, I want to emphasize that Silvergate's mission has not changed. We continue to believe in the digital asset industry and remain focused on providing value-added services for our core institutional customers. While the decisions we have had to make are difficult, we are confident that these changes will enable us to continue serving our core customers in a responsible and profitable manner.
Given the current level of industry uncertainty, we are committed to maintaining a highly liquid balance sheet with minimal credit exposure and a strong capital position, ensuring maximum flexibility for our customers. As we have said many times before, we purpose-built this business to support our customers, not only during periods of growth, but also in times of volatility. Despite significant challenges in the broader industry, we stand ready to support our digital asset customers. We look forward to sharing more during our earnings call on January 17.
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

And with that, I would like to ask the operator to open up the line for questions. Operator?

Operator
The first question today comes from the line of Michael Perito with KBW.

Michael Perito
So I have a lot, but I guess I'll to try to keep to two here. Number one is just can you give us a little bit more color on the security sales and the corresponding impact to kind of where book value goes. I know you guys aren't releasing full financials, but it seems very relevant just kind of given where the stock is to try and have an idea here. I mean it seems like you're suggesting you sold some HTM securities portfolio -- securities rather, is it fair to assume that, that entire portfolio will have to be marked? And just some parameters there, I think, would be a helpful starting point.

Alan Lane
Sure, Mike. I appreciate the question, and I'll go ahead and start and then turn it over to Tony for any additional detail. But you are correct. We did make the decision late in the fourth quarter that we no longer have the ability and the intent to hold the securities that were previously categorized as held-to-maturity. And that was fairly obvious given the fact that we were selling a significant portion of our securities portfolio. And as I mentioned in my prepared comments, we will likely sell additional securities here early in 2023 to further pay down wholesale borrowings.

And so just to make sure nobody is double-counting here, you could go back and look at the mark on the available for sale portfolio at September 30, and then also look at the mark on the HTM portfolio, which was disclosed in our 10-Q. And you could assume that all of that now is -- has either been realized through that $700-plus million of loss and/or is included in the remaining roughly $300 million of mark on the portfolio. And let me ask Tony to provide any additional comment to make sure I didn't say anything incorrectly there.

Antonio Martino
Thanks, Alan, and thanks for the question, Mike. And yes, Alan covered the result. As we indicated in the Q3 10-Q, there was a $426 million mark-to-market unrealized on the held-to-maturity. But as we've disclosed, the portfolio at fair value as of year-end is $5.6 billion and it includes all the securities that we've got left in the portfolio, and they're all mark-to-market through AFS. So your assumption, Mike, was correct. Thanks for the question.

Michael Perito
Got it. And then for my follow-up, just I think -- I know you guys don't provide deposit guidance and -- but the environment here is obviously pretty challenging. I guess the short version of the question is, one, why are customers pulling funds? Is it simply that they are not investing in crypto assets anymore, and hence, moving those monies to treasuries and other things, and there's no point in holding money on the SEN if they're not investing in crypto?

And then two, as you think about where deposits go from here, I mean, is there still a commitment to the space as much as you guys are committed to it? Do you expect these customers to eventually start trading again once the FTX fallout kind of is closer to completion? Or how are you guys viewing that kind of outlook for the industry and your business on the deposit side relative to the $3.8 billion period end level?

Alan Lane
Yes, Mike, I'm going to just make a couple of high-level comments and then turn it over to Ben, because I think he's got some good market color having spoken with a lot of our customers over the last quarter. But the first thing that I do want to say is I'd like to zoom out a little bit and encourage everybody to zoom out a little bit. And you asked the question there towards the end about -- you framed it as the FTX fallout. Let's zoom out and look at what happened throughout 2022, because what you really saw was a significant over-leveraging that began to unwind in the first half of the year.

Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

And everybody on this call is probably well aware of the Terra Luna collapse, the subsequent collapse of Three Arrows Capital, the bankruptcies in the second and third quarter of Celsius and Voyager, and then more recently in the fourth quarter, BlockFi. So this was a much more widespread kind of deleveraging of the ecosystem that obviously culminated with the collapse of FTX. But when you put all of that in context, then, yes, what we have seen is a lot of institutional players, there's just been this crisis of confidence and in that kind of a situation, many of the institutional players have been pulling money off of these trading platforms.

I would also say that we saw that happen throughout most of the fourth quarter. But obviously, at year-end, we were up a little bit off of the low in terms of deposits. The low point was $3.5 billion, we settled at year-end at $3.8 billion. I'm not suggesting that that's -- that we've hit the bottom. I'm not suggesting that we're bouncing and now we're going up. As you correctly indicated, we don't provide guidance. And now everybody probably understands why we don't provide guidance, because this is a really volatile industry and it is impossible to predict. And because it's impossible to predict, that is why we structured our balance sheet the way we did so that we could, in fact, withstand essentially a 70% drawdown on our deposits and still be here today to talk with you.

And to also be able to confidently say that we actually, in addition to the 70% drawdown, we are holding cash in excess of all remaining deposits in this digital asset space so that we are here to serve our customers 24 hours a day, 7 days a week. And as I mentioned, the SEN continues to operate uninterrupted. But with that, Ben, do you want to provide some additional market color in response to Mike's question?

Ben Reynolds
Yes, yes. Thanks, Alan. So as Alan characterized, there was a crisis of confidence and a lack of trust in the industry that happened in the fourth quarter. And so we had clients that were proprietary traders, market makers that had been doing business with each other for sometimes 6, 8 years, that just stopped doing business with each other and pulled their -- essentially pulled all their deposits. We had some clients that moved -- these are crypto-native firms that moved almost completely into U.S. treasuries.

So that was sort of the dynamic that happened in the fourth quarter. As we were talking with our clients and asking them, "Hey, when might you shift to a risk-on position?" they really couldn't tell us. That said, we didn't have any clients that said that they were exiting the space altogether. Perhaps there will be some that do, but we didn't receive that feedback. And our clients were generally supportive of Silvergate despite the fact that they pulled their deposits. And just really given the overall circumstances, decided to take that action. And -- but seemed to be committed to the space and willing to come back when market conditions are right.

Operator
We will now move on to our next question from Steven Alexopoulos from JPMorgan.

Steven Alexopoulos
I wanted to start on the expense side. So given the reduction in headcount, can you quantify the expected cost saves? And do you expect to be profitable beyond the fourth quarter?

Alan Lane
Yes, Steve, it's a fair question, and it's a little bit too early for us. As you know, we typically don't provide guidance. We will absolutely, when we release first quarter earnings, we'll be able to have -- excuse me, fourth quarter earnings, we'll be able to have a little bit more detail, if you will, on what we think the expense base will look like going forward. As to whether or not we'll be profitable in the first quarter, as I mentioned in my prepared remarks, we are likely going to continue to sell securities here in the first quarter. Some of that will actually already be reflected in fourth quarter via an impairment charge. We're still working on those numbers. But then we also will be taking the restructuring charge for the severance, et cetera, here in the first quarter.

Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

So our -- we take a long-term view here. And so the goal is to get as many of these restructuring charges and adjustments to the business completed here in the first quarter, so that we can be profitable prospectively. But at this point, we're not able to comment on whether the first quarter will actually be profitable.

Steven Alexopoulos
Yes, Alan, I was really getting at -- excluding the onetime charges, if you're recalibrating expenses to get to that point where you're at least breakeven moving forward, it sounds like you're saying yes to that.

Alan Lane
Yes. I mean, again, Steve, the way I would just kind of qualify that is we are recalibrating our expense base. And then also, as we've mentioned, taking a look at the products that we're offering, et cetera, to make sure that all of the products that we offer are profitable. But obviously, a big wildcard in all of this is where are deposits, right? It's part of the reason we've had to essentially cut as deep as we have on the expense side as a reflection of looking at where deposits kind of settled out in the fourth quarter and assuming that a range of plus or minus around that level is where we stayed. That's how we've kind of tried to recalibrate our expense base.

The other thing that I would point out is that it wasn't too long ago that we, as a company, were at this very spot in terms of deposit levels and employee count, right? It was literally 2 years ago, the fourth quarter of 2020, when we were operating the bank as -- under a $5 billion bank, we crossed over the $5 billion threshold in total assets right at year-end 2020 and we had roughly the same headcount that we do now after this reduction in force that we just implemented. So, there is absolutely precedent for looking at Silvergate through the lens of where were we 2 years ago and were we profitable then, et cetera. So without providing forward guidance, I think you can look to the past as a proxy.

Operator
Our next question comes from Joseph Vafi with Canaccord.

Joseph Vafi
Thanks for hosting this call to get some of this information out. Just wondering on the customer side, clearly, there's less demand in the industry and maybe you're onboarding less customers, but any change to that onboarding kind of profile of customers that you're looking at or may not bring on to the SEN now versus before this? I have a quick follow-up.

Alan Lane
I'll just go ahead and kick that question directly to Ben.

Ben Reynolds
So most of -- so as you know, we serve the institutional side of the business, and we've definitely seen a slowdown in institutions coming into the space. So most of the institutions that are clients of ours are raising money from limited partners. Obviously, given everything that's been going on in the industry, raising money at this time is challenging. So we have seen a bit of a slowdown there.

That said, we've been -- we've always been focused on adding quality clients that we believe are profitable for the platform, and so that mission hasn't changed. And we do think that -- we are continuing to have discussions with folks, and I would guess, probably characterize it overall as a slowdown.

Joseph Vafi
Okay. And then on the Diem assets that you're kind of writing down or taking an impairment charge on. I mean, clearly, if there's less, I guess, operating ability right now to kind of expand the business and investment spend there, is it -- do you see it -- or do you see that as an operating constraint now or a balance sheet constraint more in not moving that forward at this point? Or is it an industry-level thing where you believe that maybe the kind of just the overall environment, regulatory environment, et cetera, just doesn't lend itself to moving any of that forward right now?

Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

Alan Lane
Yes, Joe, that's a really good question, I'm glad you asked it. Because I think what we should do is separate kind of the accounting treatment of an intangible asset from what our hope is going forward. And I would stress hope because, obviously, in the current operating environment, it's going to be really challenging to bring a tokenized dollar, what others have referred to as a stable coin or tokenized deposit or a tokenized dollar, it's going to be tough to bring that to market anytime soon. And that is really what has driven our decision to take the impairment charge, essentially, writing down that intangible asset.

And as some on the call may be aware, the accounting rules are pretty specific here on the valuing in intangible asset. And when we look at it through the lens of can we actually essentially validate the carrying value of the asset. Well, how do you do that? Will you do that by projecting some future revenue that would be generated by activity that would be supported by that asset? And with no visibility in sight here, certainly, the way we phrased it is certainly not imminent, which is contrary to how we were feeling as recently as the end of the third quarter of last year, right?

And so at this point in time, the prudent thing to do is to take the valuation allowance against the asset. But it doesn't change our view that a tokenized dollar on a blockchain is -- will still have value to the market. And we believe, especially given our recent performance -- and I fully want to fully acknowledge the losses that we've incurred, fully acknowledge the reduction in force and the changes that we're making to our business, but if you do go back and look at this through the lens of the fact that we were able to satisfy 100% deposit withdrawals, of a 70% drawdown and we still have cash on hand, and you kind of look at it through that lens and then you look at, well, how does a stable client operate, I think
Silvergate has demonstrated that we can in fact be a responsible operator in this space, which would include the launch of a tokenized dollar in the future, we just don't believe that to be imminent at this point.

Operator
Our next question comes from Dave Rochester with Compass Point.

David Rochester
Are you guys anticipating any DTA impairments at this point? And I appreciated the securities loss discussion from earlier and we can certainly apply those marks to tangible book value to get some sense of where that is. But it'd be great if you guys had some kind of a rough estimate for where you see tangible book value per share at the end of 4Q as well.

Alan Lane
Yes. I'll turn it over to Tony in just a second, Dave. I appreciate the question. But we aren't, at this point, able to really kind of disclose where tangible book value is because of the fact that we haven't closed the books completely and we haven't gone through our year-end audit process, which is currently ongoing. Having said that, the reason we're having this call this morning is because we wanted to share with all of you the facts for what we actually could disclose, what are the things that we know here at year-end, what we know where deposits ended up. We know the actions we took to sell the securities to support the deposit withdrawals. And we know the absolute losses that were taken on those sales of securities.

But when you start getting into some of the other accounting treatments and things, that all needs to go through the normal close process. But specifically on the DTA, I don't know if -- Tony, if you want to provide any additional color on that.

Tony Martino
Yes, sure. And it's a good question, Dave. And certainly, as Alan said, we've disclosed the losses that we've taken on the securities and the impairment charge, and there are certainly pre-tax losses. And given the magnitude, there is a valuation allowance that needs to be looked at for tax purposes. And so we'll get into further detail on that when we do our earnings call a week from Tuesday.

David Rochester
Okay. So it sounds like you are anticipating some kind of valuation allowance against the DTA at this point.
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

Tony Martino
Yes. Given the size of the losses, yes, we would be considering a valuation allowance.

Operator
Our next question comes from David Chiaverini with Wedbush.

David Chiaverini
I wanted to ask about legal and regulatory risk. So there's been some class action lawsuits. Can you frame your expectation of the legal liability to Silvergate related to FTX and Alameda?

Alan Lane
Yes, David, I'm surprised it took this long to get to that question. But what I would say is -- and unfortunately, as you know, we probably can't say much. But I first want to restate that as a federally regulated bank, we take our compliance and risk management responsibilities very seriously.
There's a lot of FUD out there, a lot of misinformation, but we are a regulated financial institution operating in this space for 9 years and so we obviously take our responsibilities very seriously. As to litigation, we don't comment on pending lawsuits at all. We're certainly aware of the lawsuits, and we intend to defend against them vigorously.

David Chiaverini
Understood. Makes sense. And then shifting over to on the regulatory risk. What has the posture of regulators been with you and Silvergate? Could there be a potential change to Silvergate's CAMELS rating?

Alan Lane
Yes. As I'm sure you're aware, no bank can disclose their CAMELS ratings. And so I'm not going to speculate on the CAMELS rating part of the question. But as to the regulatory posture, I'm sure you're aware of the joint statement that was issued this past week by the Federal Reserve, the OCC and the FDIC. And obviously, we are a Fed member bank. We've been a Fed member bank the entire duration of our operating in this space. And as we've characterized many times in the past, we engaged with our regulators very early in this initiative in 2014 when this space was bitcoin only.

And we have been engaged with them continuously for the last 9 years, not only with the Federal Reserve, but obviously, the FDIC ensures our deposits and so they often tag along with regulatory examinations. We are state chartered in California, so we have the California DFPI as our chartering regulator. So we have regular ongoing interaction, regular examinations, targeted reviews of specific areas of -- as the regulators would deem heightened risk, whether that be capital liquidity, regulatory compliance, BSA, et cetera. And so there's certainly a lot of attention on this space right now, but we've been operating with the full transparency in this space with our regulators for the entire duration of this initiative.

Operator
Our next question comes from Jared Shaw with Wells Fargo Securities.

Jared Shaw
I guess any thought to changing the revenue structure around the SEN in light of this or in terms of like charging a fee for it? Or do you still feel that using that to purely accumulate deposits is the best use for that platform?

Alan Lane
Yes. Jared, it's a fair question, and I'll kick it to Ben in just a second. Because we have mentioned in our prepared remarks and I've mentioned it here now in the Q&A section here, that we are going to be looking at all of our products. But I do want to just point out that the "gathering" of deposits is not really the way we've looked at this business for quite some time. I've talked about -- I've compared and contrasted the Silvergate strategy versus other banks that have come into the space more recently, and without at all
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

being disparaging when looking at those other banks, what I've observed is that many banks that were attracted to this space over the last couple of years essentially were starting where we started back in
2014.

When we first started this initiative, it was bitcoin only. And what we saw was that there were very few banks that understood the space that were willing to bank participants in this ecosystem. And so we saw it as an opportunity to gather deposits to fund our other asset strategies, right? So that's where we started in 2014. For the last 5 years or so, that has not been our strategy. As we've essentially exited other -- some of the other legacy community or commercial banking businesses, which -- there's nothing wrong with those businesses. But as you know, it is very hard to differentiate yourself when you're offering the same loan and deposit products that everybody else is offering. So then you end up having to compete on price -- or excuse me, on service because you can't compete on price. Well, let me not get distracted there with that. But the point I'm trying to make, Jared, is that we do not look at this business as, "Oh, let's gather deposits to go fund our asset strategies." That is why we carry cash and securities to cover these deposits. And as to other pricing strategies, let me ask Ben to comment.

Ben Reynolds
Thanks, Alan. Yes, so as we take a step back and look at the SEN, it really does provide critical market infrastructure to the digital asset industry which trades 24/7. And even despite lower deposits, we saw incredible usage of the SEN in the month of December. And for the quarter, actually finished with SEN volumes above third quarter SEN volumes, which I think speaks to the usage of it. Obviously, usage of the SEN decreased a little bit in December as deposits decreased, but it is a critical market infrastructure for our clients and something that we can -- will continue to support and develop on.

So with that, because it is critical market infrastructure, we do think that the -- that clients will pay for it. but we're still in the process of evaluating sort of what that pricing structure looks like, and really, the whole portfolio of services that our clients are looking at.

Jared Shaw
Okay. And I guess maybe just as a corollary to that. Do you think -- would you consider looking to combine with a bigger company to help get some more diversification or limit some of the stress periods of time like this put on the business? Or do you feel that being a mono line, what we call it, a crypto-only focused institution is still the most efficient structure to take?

Alan Lane
Yes. I'll jump back in and take that one. We certainly will always consider ways to maximize shareholder value while also providing service to our customers. And I've been in this business, have been in commercial banking for 40 years and so have bought and sold many banks during my career, this business initiative is obviously unique and the very opportunity -- the circumstances that created the opportunity for us to get into the business and differentiate ourselves in the way we have has also translated into the fact that there are very few larger institutions that have been willing to look at this space.

But you are touching on something, Jared, which is important because my experience in the banks that I've sold in the past is that when a potential acquirer is looking at a target, very often, they're looking for kind of 1 or 2 specific things, whether it's a core deposit franchise, a specific geography, a specific line of business that, that acquirer is essentially looking for. And that is one of the reasons we decided to let's just focus on being the best we can at providing services to the digital asset industry because we don't think this is going away. It's going through a period of significant stress, but we don't think it's going away.

And at some point in the future, it is quite likely that a larger institution that wants to get into the space will want to take a look at Silvergate because we've been operating responsibly in the space for over 9 years.

Operator
Our next question comes from Will Nance with Goldman Sachs.

Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

William Nance
First, I want to just say congratulations. I don't think that there are that many banks that could see like a 70% decline in deposits and come out of it with no operational liquidity issues. So I do think that bears acknowledgment. That being said, I'm wondering if you could kind of talk around the securities portfolio that remains on the balance sheet. Is there anything you can tell us about the yield profile of that? There's been a lot of questions about tangible book value, I won't belabor that anymore. But as we think about calibrating the earnings stream going forward, maybe you can hit on what the yield profile looks like of the securities that are on the balance sheet? And similarly, if you could talk about the yield profile of the funding that you've raised during the fourth quarter.

Alan Lane
Yes, that's probably a question best answered by Tony. But unfortunately, we're not going to be able to provide you with a lot of detail right now. Well, we certainly will provide more when we release our earnings. And then all of that detail, as you know, will be in the 10-K. The one thing that I would point you to in our earnings release is -- or excuse me, in the release this morning, is the fact that the remaining securities are all U. S. government or agency-backed. And if you were to go back and look at what the makeup of the portfolio was at the end of the third quarter, you would have seen that there were quite a few munis in there as well. And so you can kind of deduce that we sold more of the longer-duration securities that would have been fixed rate.

And if you just step back and think about -- and by the way, I also want to thank you for the acknowledgment on the fact that we survived this deposit, essentially run. That's what other people have been calling it. So -- but essentially, Will, we had a playbook that we hoped we would never have to execute, right, which is what do you do if you have sustained deposit withdrawals. Well, you -- initially, you want to make sure you have a securities portfolio that is high grade, high quality, high credit quality that is pledgeable so that you can borrow against it. So as I said in the prepared remarks, that's what we did first.

Not knowing whether the deposit withdrawals were going to be temporary, we borrowed against our securities portfolio. That's what it was there for. It was all pledgeable, high quality, and so we borrowed against it. But then to your point, when you're borrowing, you're borrowing at current rates, right? So if the securities portfolio was yielding a lower level at the end of the third quarter because it had been put in place and some of it was longer duration put in place in the past, then you could just connect the dots, right? We were borrowing at a higher level all in because the Fed had been raising rates so rapidly during 2022.

Once we get to the point where it's like, okay, well, this is going to be lower for longer and we're still in a rising rate environment, we need to protect capital, both now and in the future. How do we make sure we're protecting the future capital? Well, it's by selling the longest duration right now so that we can preserve the earnings power and the mark-to-market on the capital going forward with the remaining portfolio. So without diving into the weeds on -- specifically on your question, hopefully, that provides you with enough color.
William Nance
Yes. No, that is very helpful. I appreciate that. And obviously, I'm sure things have not been fully finalized on the security sales in the first quarter, but I think you gave some help for detail there about how you thought about the sequence of events post the deposit decline. Could you talk about any kind of guidepost or guide rails around how you're thinking about the appropriate level of securities on the balance sheet going forward? I mean is it your intention to match one-for-one deposits to cash, and we should be thinking about significant reductions in the securities portfolio? Or I guess, maybe you can speak to kind of the mix of securities versus cash once the balance sheet restructuring is kind of fully finished.

Alan Lane
Yes. Unfortunately, Will, we're kind of getting into guidance there. What our goal is -- for today, is to tell you exactly where we are, what we've done to get here. And then as I said in my prepared remarks, we'll continue to evaluate our balance sheet and liquidity management needs, but it's going to depend on
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

deposit flows and customer behavior. And so I think you can look at what we've done so far, look at where we are now, but it's anybody's guess as to what happens in the future as it relates to our customer behavior.

It's our hope that we've kind of reached a level with deposits that are going to be sustainable. As Ben mentioned, we haven't had any customers come to us and say, "Hey, we're closing our account, and we're leaving this ecosystem." But our customers have taken a huge pause, and we're going to have to digest that, and will make the appropriate actions going forward.

Operator
Our next question comes from Manan Gosalia with Morgan Stanley.

Manan Gosalia
I just wanted to follow up maybe on the prior line of questioning around what balance sheet should look like going into next year? Just given the drawdown in deposits, can you talk about how you're thinking about the SEN Leverage business? Do you expect to shrink that business over time? And also, do you have the option to cancel some of those $800 million or so of undrawn commitments that are there on your book right now?

Alan Lane
On the SEN Leverage book, one, where we're going to continue to offer the product; and two, do we have the ability to cancel. So again, we're not providing specific guidance on specific products right now. We have said that we're going to look at our entire product portfolio with a view of are the products that we offer profitable and is there a good product market fit. What I can tell you is that, that product continues to perform exactly as designed through all the periods of ups and downs in the price of bitcoin. We have control of the collateral through our custodial partners and we have the ability to liquidate 24 hours a day, 7 days a week if our customers do not maintain the appropriate margin. We have not yet had to ever do a forced liquidation and the product portfolio continues to perform as agreed.

So -- and as we've also reported the fact that our commitments are slightly in excess of $1 billion, we've been pretty -- we've been hovering around that $300 million range in terms of outstandings for the last couple of quarters. And I think that's reflective of the fact that there's just not a lot of activity and the related conviction in the bitcoin space at the moment.

Manan Gosalia
Got it. And separately, I appreciate all the comments around compliance and AML and KYC. And as you said, there's a lot of misinformation out there. So I was hoping you can provide a general overview on the steps you take on the AML/KYC side before you onboard a customer? And if you can, any color on how much visibility you would have as a bank to transactions related to FTX and Alameda from both?

Alan Lane
Now this question has been really well covered in the past. We obviously take our -- we take our -- what am I trying to say here? Sorry, I got distracted. We have KYC requirements, which includes the initial onboarding. It then also includes monitoring transactions on an ongoing basis. And so a lot of -- as you said, the misinformation out there is candidly very frustrating. We follow the Bank Secrecy Act, the USA Patriot Act for every account that we open and we conduct ongoing monitoring.

But to your point, to part of your question, we can only see what we can see in terms of what is coming in and out of Silvergate. We don't have visibility into what's going on with other banks.

Operator
Our next question comes from the line of Mark Palmer with BTIG.

Mark Palmer
Signature Bank during the fourth quarter said that they would be pulling back from the digital asset business, reducing the amount of deposits that they had intentionally. How much overlap is there from
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

digital asset clients using the SEN on the one hand and using Signet from Signature on the other hand? And do you anticipate that you're going to see some movement as a result of that announcement?

Alan Lane
Yes, Mark, it's a good question. And I think I'll ask Ben to comment. The only thing I'll say as an overriding statement is that it's certainly -- we're not privy to Signature's business in general other than what they say publicly. But we are aware that many of our clients use both the SEN and Signet, and that's not surprising in the fact that there are very few banks that operate in this space and that most of our clients don't want to have a single service provider, because then that provides a single point of failure for their business. But Ben, do you want to comment on -- any more on Mark's question?

Ben Reynolds
Yes. I think the point that Alan made is exactly right in that this is an under -- it's an underbanked industry. And I know that our clients are always concerned about losing their banking relationships or having limited banking relationships. And despite what's been going on in the fourth quarter, our clients have been very supportive and proactive actually in reaching out to us and providing their conviction towards Silvergate and their understanding of the need for banks to be in the space.

And so we don't -- I think the short answer is we don't really see anything changing there. We think that customers will continue to use Silvergate and the SEN as well as our competitors because they understand how critical banking relationships are to their overall business. So I don't think we see really any change there coming.

Mark Palmer
And I know that the question regarding the wholesale funding was asked, but in terms of the interest rates associated with the advances from the Federal Home Loan Bank and the brokered CDs, how should we think about the interest rates that are associated with those? And how are you thinking about those balances over the course of 2023? Of course, as you mentioned, you're going to be selling some securities as a means of reducing the wholesale balances, how should we think about that?

Alan Lane
Yes. Tony, do you want to jump in since I've kind of already addressed the question, but maybe you can take it from a slightly different angle.

Tony Martino
Yes. No, I think, Mark, as Alan had said previously, the funding -- the wholesale funding is more recent, and therefore, would track more in line with current rates. And it's relatively short in terms of duration. So from that perspective, it's early in the year to -- as Alan has said previously, to kind of walk forward several quarters. But as we look out at this point in time, we're signaling in our press release today that there's a portion of the securities that we fully mark to market that we intend to sell in the short term.

So I think the way Alan had categorized it previously, if you -- just to kind of go back as to what we've said, we had a portfolio of very high quality, fully pledgeable securities, relatively short duration. And directionally, it's now of even shorter duration. And as we said, the securities that are left are all U.S. government or agency securities. And therefore, you can presume we've sold the municipal bonds that were fixed rate. So the matching between the securities and the funding is more in line, given what's transpired in the fourth quarter. And that's probably all the color I can give today, and we'll provide more details with earnings in a week and a half from now.

Operator
Our final question today comes from George Sutton with Craig-Hallum.

George Sutton
Long call, so just one quick question relative to Diem. Just to make sure I understand, are there still people on the project? Is this still something you are moving forward with internally? That's it for me.

Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern

Alan Lane
Yes, George, appreciate the question. There are still people on the project as we sit here today. We will obviously have to continue to evaluate, as we do with the rest of our business, the expenses that we're incurring for the products that we're offering as well as the products that we contemplate offering. And so as it stands today, it's largely an accounting issue that we're dealing with, but we're also very mindful of the fact that there are significant headwinds to launching something in the near future. And so we'll have to continue to look at the expenses that we're incurring for that hopeful outcome in the future.

And I think with that, I suggest Emily will -- you already mentioned that, that was the last question. So I just want to, once again, thank everybody for joining us today on such short notice, and we look forward to sharing more when we report our fourth quarter results in a couple of weeks. Thank you, everybody.

Operator
Thank you, everyone, for joining us today. This concludes our call, and you may now disconnect your lines.
Silvergate Capital Corporation
Thursday, January 5, 2023 8:00 AM Eastern